THE RULES OF THE ING GROUP
LONG TERM EQUITY OWNERSHIP PLAN

Adopted by the Executive Board of ING Groep NV

ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

RULE 1: DEFINITIONS

In the Rules of this Plan, unless the context otherwise requires, the following words and expressions shall have the meanings set out below:

Acquiring Company	any company which obtains Control of the Company or substantially the whole of the business of the Company;

Acquiring Person	any person, not being an Acquiring Company, who:

(a)	either alone or together with any person acting in concert with him has obtained Control of the Company; or

(b)	having Control of the Company, makes a general offer to acquire the whole of the issued Ordinary Share Capital (other than that which is already owned by him and/or by any person acting in concert with him);

Adoption Date	the date on which this Plan is adopted by the Executive Board;

Appropriate Period	in relation to an Acquiring Company or an Acquiring Person, the period of six months beginning at the time the Acquiring Company or Acquiring Person obtains Control of the Company;

Award	the award of a Performance Share or the award of a Performance Share Unit;

BDRs	Bearer Depository Receipts issued in respect of the fully paid Ordinary Share Capital of the Company;

Business Conditions	any situation in which the termination of a Participant’s employment is caused by economic considerations and is not based primarily on the Participant’s individual performance;

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ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

Cessation of Employment	the official date of termination of employment, not being the date on which notice of termination of employment is given, as included in the company’s administrative systems and as communicated, where applicable, to tax and other government authorities;

the Company	ING Groep NV, having its registered seat at Amsterdam, The Netherlands, registered with the Chamber of Commerce (Kamer van Koophandel) of Amsterdam under registration number 33231073;

Control	where any person or a group of persons acting in concert has acquired 50.1% of the voting stock of the Company other than solely as a consequence of the cancellation of BDRs and such persons have received a declaration from the regulatory authorities that there is no objection to their exercising the voting rights attached to such stock;

Date of Award	the date on which an Award is made to a Participant, which shall be the date specified on the leo Agreement;

Date of Grant	the date on which a Grant is made to a Participant, which shall be the date specified on the leo Agreement;

Early Vesting Payout	the payment calculated by reference to the last performance measure applied preceding the date of Cessation of Employment, reduced by a factor reflecting the period in which the Participant is employed within the Group during the performance cycle. This factor is calculated by dividing the period of employment during the performance cycle in terms of months by the total performance cycle, also in terms of months;

Employee	Either:

(i)	an employee of a Group Company; or

(ii)	a director (other than a non-executive director) of a Group Company other than the Company;

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ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

Executive Board	the board of directors of the Company;

Expiration Date	the last day of the Option Period, being the last day on which the Option can be exercised, as determined by the Grantor and as specified in the leo Agreement;

Fair Market Value	in the case of Plan Shares which are BDRs, the first trading price of a BDR on the Stock Exchange as reported by Bloomberg or any such other appropriate source on the Date of Grant and if, on any such date no such price exists, the first trading price of a BDR on the Stock Exchange as reported by Bloomberg or any such other appropriate source on the nearest preceding day on which such a price exists;

Grant	the grant of an Option under the terms of this Plan;

Grantor	the Company or any Group Company, as may be amended from time to time;

Group	the Company and its Subsidiaries as amended from time to time and the expression “member of the Group” shall be construed in accordance with Dutch law;

Group Company	the Company and any company which is for the time being a Subsidiary over which the Company has Control and which has been nominated by the Executive Board for participation for the time being in this Plan;

leo	this long term equity ownership plan, as amended from time to time;

leo Agreement	the agreement in respect of a Grant made to an Employee in accordance with Rule 9 and/or an Award effected to an Employee in accordance with Rule 11;

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ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

leo Committee	such person or committee of persons and successor person or committee of persons appointed by the Executive Board to whom the Executive Board has delegated such of its powers in relation to this Plan as it may determine and this definition should include any duly appointed agent or delegate of the leo Committee;

Option	a right to acquire Plan Shares at the Strike Price granted to a Participant under the provisions of this Plan;

Option Period:	the period in which the Option remains valid and can be exercised, beginning on the Date of Grant and ending on the Expiration Date, as determined by the Executive Board and specified in the leo Agreement;

Ordinary Share Capital	the issued fully paid-up shares in the capital of the Company;

Participant	an Employee to whom an Option has been granted and/or an Award has been made under the terms of this Plan;

Performance Share	a right to receive Plan Shares at the Vesting Date where such right is conditional upon the attainment of the Performance Target;

Performance Share Unit	a right to receive payment in the form of cash at the Vesting Date where such right is conditional upon the attainment of the Performance Target;

Performance Target	the target, set at the Date of Award, that should be attained in order to determine the level of payment as a result of the Vesting of Awards; for the first Awards effected under this Plan in 2004, this Performance Target is determined by reference to a relative Total Shareholder Return (“RTSR”) measure;

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Plan	the ING Long term Equity Ownership plan, otherwise known as leo, in its present form or as from time to time amended in accordance with the provisions hereof;

Plan Shares	BDRs, or American Depositary Receipts or other instruments in respect thereof, as determined at the Date of Grant or the Date of Award by the Grantor and all references to Plan Shares in this Plan shall be construed accordingly;

Purchase Price:	at any specified time, the Strike Price of an Option to purchase one (1) Plan Share multiplied by the number of Plan Shares subject to such Option being exercised;

Redundancy	termination of a Participant’s employment within the Group due to a reorganisation of the Group in such circumstances that the Executive Board determines in its absolute discretion;

Release	the transfer of Plan Shares to a Participant and “Release” and “Released” shall be construed and interpreted accordingly;

Rules	the rules for the time being governing the Plan;

Stock Exchange	the stock exchange of Euronext Amsterdam NV;

Strike Price	the price per Plan Share at which an Option may be exercised, which shall be the Fair Market Value of one (1) share on the Date of Grant, unless determined otherwise by the Executive Board and specified in the leo Agreement;

Subsidiary	a company in which the Company holds at least 50,1% of the voting share capital, as set out in Article 2:24a of the Dutch Civil Code;

Supervisory Board	the Board of Supervisory Board Directors of the Company or a duly authorised committee thereof;

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ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

Target Payout	a payment made to a Participant during the Appropriate Period, as defined in Rule 14.2, where the level of payment is not dependent on, or calculated by reference to, the attainment of the Performance Target;

Total and Permanent Disability:	the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in: (i) any insurance policy or plan provided to the Participant by the Company or a Group Company; or alternatively (ii) the Participant’s applicable national legislation pertaining to persons with disability;

Vesting	the satisfaction of the requirements of Rules 9 and 11 as appropriate, and “Vested” and “Vest” shall be construed accordingly; and

Vesting Date	the date on which an Award or an Option shall Vest, as determined by the Executive Board and as specified in the leo Agreement, where the context so requires and admits, the date upon which vesting takes place pursuant to Rule 9 or Rule 11.

RULE 2: INTERPRETATION

Words or expressions used in the Plan shall where appropriate:

(i)	when denoting the masculine gender include the feminine and vice versa;

(ii)	when denoting the singular include the plural and vice versa;

(iii)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made thereunder;

(iv)	when referring to the Rules be taken to refer to the Rules of this Plan;

(v)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated exclusive of that day;

(vi)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule;

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(vii)	when referring to any enactment or regulations under Dutch law be construed at the discretion of the Executive Board as a reference to other applicable laws or regulations of any other country (or region of a country); and

(viii)	references to tax and/or social security contributions and/or withholding taxes shall for the avoidance of doubt include The Netherlands and any other jurisdiction to which an Employee to whom a Grant and/or an Award is made may be subject.

RULE 3: LAPSE OF OPTIONS/AWARDS

Where under any of the provisions of these Rules it is provided that an Option or an Award shall lapse, that lapsed Option or Award shall cease to confer any rights whatsoever on the Participant notwithstanding any other provisions of these Rules.

RULE 4: AVAILABILITY OF PLAN SHARES

The Company shall at all times keep available sufficient authorised and unissued Plan Shares or shall procure that sufficient Plan Shares are available for transfer to satisfy:

(i)	the exercise to the full extent possible of all Options which have neither lapsed nor been fully exercised taking account of any other obligations of the Company to provide shares of the same class as Plan Shares; and

(ii)	the Release to the full extent possible of all Awards which have neither lapsed nor been fully Released taking account of any other obligations of the Company to procure the provision of Plan Shares.

RULE 5: POWERS OF THE EXECUTIVE BOARD

5.1	The Plan shall be administered by the Executive Board. The Executive Board shall have such powers and authority delegated to it as set out in the Plan.

5.2	On behalf of the Grantor and following consultation with the Supervisory Board, the Executive Board shall have the exclusive authority and complete discretion to:

(i)	decide, on an annual basis, whether or not to effect a Grant and/or an Award to Employees and decide what percentage of the Ordinary Share Capital will be used to give effect to such annual Grant/Award;

(ii)	make a Grant and/or an Award to Employees;

(iii)	determine the format, terms and conditions of any leo Agreement;

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(iv)	determine, for each Award effected, that the Performance Target attaching to such an Award has been met;

(v)	construe and interpret the Plan, any leo Agreement and any other agreement or document executed pursuant to the Plan;

(vi)	authorise any person to execute on behalf of the Company, any instrument required to effectuate a Grant and/or an Award; and

(vii)	make all other determinations deemed necessary or desirable for the administration of the Plan.

5.3	The Executive Board shall determine as soon as practicable after the Adoption Date if, how and to what extent any of its powers shall be delegated to the leo Committee. The Executive Board shall provide the leo Committee with written guidelines to this effect, notwithstanding the authority of the Executive Board to amend or withdraw any such delegation of powers at any time.

5.4	The Executive Board’s interpretation and construction of any provision of the Plan, of any Grant and/or Award effected under the Plan or of any leo Agreement shall be final and binding on all persons claiming an interest in a Grant and/or an Award effected under the Plan. The Executive Board shall not be liable for any action or determination made in good faith with respect to the Plan.

RULE 6: PARTICIPATION IN THE PLAN

6.1	Employees may become Participants of the Plan.

6.2	The Executive Board shall have complete discretion to select Employees as Participants.

RULE 7: NON-TRANSFERABILITY OF OPTIONS AND AWARD

Save as provided in Rules 9.8 and 11.7, no Option and no Award nor any right there under (conditional or otherwise) shall be capable of being transferred, assigned, charged, pledged or encumbered and any attempt to do so by a Participant will cause such Option and/or Award to lapse with immediate effect. In addition, a Participant’s rights under this Plan are not subject, in any manner, to alienation, sale, transfer, pledge, attachment or garnishment by creditors of the Participant or by the beneficiaries of the Participant.

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ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

RULE 8: VARIATION OF CAPITAL AND ADJUSTMENT OF OPTIONS AND AWARDS

8.1	In the event of any capitalisation issue (other than a capitalisation issue in substitution for, or as an alternative to, a cash dividend) or rights issue or rights offer or any reduction, sub-division, consolidation or other variation of the capital of the Company affecting the number of BDRs in issue (including any change in the currency in which Plan Shares are denominated):

(i)	the number of Plan Shares comprised in any Option over Plan Shares in the Company and/or the Strike Price; and

(ii)	the number of Plan Shares comprised in any Award

may be adjusted by the Grantor (including retrospective adjustments where appropriate) in such manner as the Grantor considers to be in its opinion fair and reasonable.

8.2	Except in the case of an Option over Plan Shares already in issue, no adjustment shall be made which would cause the Strike Price to be less than the nominal value of that Plan Share.

8.3	Notice of any adjustment shall be given to those Participants affected by such adjustment by the Grantor who may call in leo Agreements for endorsement, cancellation or re-issue subsequent upon such adjustment.

RULE 9: OPTIONS

9.1	Options may be granted at any time on or after the Adoption Date of this Plan.

9.2	Each Option shall be evidenced by a written leo Agreement concluded between the Participant and the Grantor, setting forth the terms and conditions pertaining to such Option. leo Agreements shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Plan, govern the grant of Options in accordance with local legal and regulatory requirements.

9.3	Such leo Agreement shall specify, inter alia, the Date of Grant, the number of Plan Shares subject to the Option, the Strike Price, the Option Period, the Expiration Date and all such other information as required by the terms of these Rules.

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9.4	The Executive Board may decide when an Option becomes exercisable or Vests. Each leo Agreement may include a schedule describing the date, event or act upon which an Option shall Vest or become exercisable, in whole or in part, with respect to all or a specified portion of the Plan Shares covered by such Option.

9.5	Save as provided in Rules 9.8 to 9.10 and 14, an Option:

(i)	shall only Vest or be exercisable in such parts after the expiry of such period or periods of time from its Date of Grant as shall be determined by the Executive Board and as stated on the leo Agreement; and

(ii)	shall not be exercisable at a time precluded by any restrictions, such as the attainment of performance targets, set out in the leo Agreement; but

(iii)	subject to Rules 9.6 and 9.7, may thereafter be exercised in whole or in part at any time or from time to time provided that, unless the Executive Board determines otherwise, the exercise would not be at a time when the acquisition or disposal of Plan Shares by an Employee would be in contravention, in the opinion of the Company’s compliance officer, of the regulations concerning inside information or any provision which restricts certain Employees and those connected with them from dealing in the Company’s shares when in possession of unpublished price sensitive information.

9.6	Options unexercised on the Expiration Date, as specified in the leo Agreement, shall lapse.

9.7	An Option may be exercised wholly or partly. In the event of partial exercise of an Option, it must be exercised to the extent of at least 500 Plan Shares on each occasion, unless the number of Plan Shares under Option that can be exercised is less than 500, in which case the balance of the Option must be exercised in full.

9.8	If a Participant dies, his legal personal representatives (or, if appropriate, his designated beneficiary or beneficiaries and in the event of there being no designated beneficiary or beneficiaries, his estate) may exercise all or any of his Options in whole or in part at any time in the period ending on the Expiration Date.

9.9	If a Participant ceases to be employed within the Group by reason of:

(i)	injury or Total and Permanent Disability (evidenced to the satisfaction of the Executive Board); or

(ii)	early retirement by agreement of the Executive Board; or

(iii)	by virtue of retirement on reaching his normal retirement age as determined in the applicable retirement benefit programme, statutory or otherwise

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ING GROUP LONG TERM EQUITY OWNERSHIP PLAN

he may, subject to Rules 9.5 to 9.7, exercise all or any of his Options in whole or in part at any time in the period ending on the Expiration Date.

9.10	If a Participant ceases to be employed within the Group:

(i)	by virtue of termination of employment by the Company or a Group Company due to Business Conditions (including, but not limited to, Redundancy) as determined by the Executive Board in their absolute discretion; or

(ii)	solely by reason of the company by which he is for the time being employed then ceasing to be a Group Company or by reason of the transfer of the undertaking or part of the undertaking in which the Participant is employed to a transferee which is not a Group Company, then, he may, subject to Rules 9.5 to 9.7, exercise all or any of his Options in whole or in part during the period ending twelve months after the date of such Cessation of Employment or transfer as the case may be.

9.11	If a Participant gives notice to terminate his employment such that he shall cease to be employed within the Group for a reason not falling within Rules 9.9 to 9.10 all his Options shall cease to be exercisable and shall lapse on the date of Cessation of Employment save that the Executive Board may in its absolute discretion, but subject to Rules 9.5 to 9.7, prior to the Cessation of Employment consent to the exercise of any such Option in whole or in part to the extent determined by the Executive Board within three months after such Cessation of Employment or such other period as may be determined by the Executive Board, provided that the period so determined shall not exceed the maximum permitted by Rule 9.14 after such Cessation of Employment and at the expiry of which any such Option shall, to the extent unexercised, lapse.

9.12	If a Participant is given notice terminating his employment, such that he shall cease to be employed within the Group in circumstances not involving gross misconduct or activity detrimental to the Group on his part and for a reason not falling within Rules 9.8 to 9.10 all his Options shall cease to be exercisable and shall lapse on the date of Cessation of Employment save that the Executive Board may in its absolute discretion, but subject to Rules 9.6 and 9.7, prior to the Cessation of Employment consent to the exercise of any such Option in whole or in part to the extent determined by the Executive Board within three months after such Cessation of Employment or such other period as may be determined by the Executive Board, provided that the period so determined shall not exceed the maximum permitted by Rule 9.14 after such Cessation of Employment and at the expiry of which any such Option shall, to the extent unexercised, lapse.

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9.13	For the avoidance of doubt if a Participant is given notice terminating his employment in circumstances involving gross misconduct or detrimental activity, all of his Options shall, to the extent unexercised, lapse on the date that such notice of termination of employment is given.

9.14	The Executive Board may in its absolute discretion but subject to Rules 9.6 and 9.7 extend the periods specified in Rules 9.10 to 9.12 to such longer period as it may determine. At the expiry of the period specified in Rules 9.8 to 9.13, as the case may be or such longer period as may have been determined under this Rule 9.14 any Options held by the Participant concerned shall, to the extent unexercised, lapse.

9.15	A leo Agreement may contain such other provisions as deemed desirable by the Executive Board which do not conflict with the terms of the Plan, including without limitation: (i) restrictions on the exercise of Options; (ii) restrictions on the disposition of Plan Shares subject to option; (iii) submission by the Participant of such forms and documents as the Executive Board may reasonably require; and/or (iv) procedures to facilitate the payment of the Strike Price of an Option under any method allowable under Rule 10 and the payment of withholding taxes in accordance with Rule 17.

RULE 10: EXERCISE OF OPTIONS

10.1	Exercise of an Option, or of new rights under this Plan shall be effected by a notice of exercise in writing in a form prescribed from time to time by the Executive Board lodged with the leo Committee specifying the number of Plan Shares in respect of which the Option is being exercised and accompanied by payment in full of the Purchase Price.

10.2	Payment may be made by banker’s draft or cheque or in any other way agreed by the Executive Board provided that if payment is made by way of cheque, if the cheque is not cleared, the Participant shall be deemed never to have exercised his Option and the Company will be under no obligation to provide any Plan Shares for him. Notwithstanding anything to the contrary contained therein such notice shall (other than in the circumstances mentioned in the immediately preceding proviso) take effect upon receipt of notice and payment in full and such day shall constitute for all purposes the date of exercise of such Option. The Grantor shall procure that the relevant Plan Shares in respect of the option shall be transferred (or issued as the case may be) as soon as practicable after the date of exercise.

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RULE 11: AWARDS

11.1	Awards of Performance Shares and/or Performance Share Units may be made at any time on or after the Adoption Date of this Plan.

11.2	Each Award shall be evidenced by a written leo Agreement concluded between the Participant and the Grantor, setting forth the terms and conditions pertaining to such Award. leo Agreements shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Plan, govern the Award in accordance with local legal and regulatory requirements.

11.3	A leo Agreement shall specify, inter alia, whether Performance Shares or Performance Shares Units are being granted, the Date of Award, any conditions and limitations which may have been imposed in accordance with Rule 11.4, the Vesting Date(s), the Release Date(s) and all such other information as required by the terms of these Rules.

11.4	The Executive Board, when making an Award, may in its absolute discretion impose a Performance Target, being conditions and limitations (additional to any conditions and limitations contained in any other of these Rules) which must be satisfied prior to the Vesting of such Award, provided that such additional conditions and limitations shall:

(i)	be objective, specified at the Date of Award and set out in full in the leo Agreement; and

(ii)	be such that the Vesting of such an Award after the fulfilment or attainment of any conditions and limitations so specified shall not be dependent upon the further discretion of any person, other than the determination by the Executive Board that such conditions or limitations have been fulfilled; and

(iii)	not be capable of amendment, variation or waiver unless a change in circumstances occurs which causes the Executive Board to consider that a waived, varied or amended condition would be a fairer measure of performance and would not be more difficult to satisfy than any existing additional conditions.

11.5	No consideration shall be payable by a Participant for an Award made in his favour.

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11.6	Save as provided in Rules 11.7 to 11.10 and 14, an Award will Vest upon each of the Vesting Dates stated in the leo Agreement provided that, at the applicable Vesting Date:

(i)	any Performance Target, being additional conditions and limitations imposed on the Award in accordance with Rule 11.4 (and which have not been waived) have been fulfilled; and

(ii)	the Participant is employed by the Group at the Vesting Date.

11.7	If a Participant dies, all or any of his Awards shall continue to Vest upon each of the Vesting Dates stated in the leo Agreement and the right to such Vested Awards shall reside with his legal personal representatives (or, if appropriate, his designated beneficiary or beneficiaries and in the event of there being no designated beneficiary or beneficiaries, his estate).

11.8	If a Participant ceases to be employed within the Group by reason of:

(i)	injury or Total and Permanent Disability (evidenced to the satisfaction of the Executive Board); or

(ii)	early retirement by agreement of the Executive Board; or

(iii)	by virtue of retirement on reaching his normal retirement age as determined in the applicable retirement benefit programme, statutory or otherwise all or any of his Awards shall continue to Vest upon each of the Vesting Dates stated in the leo Agreement.

11.9	If a Participant ceases to be employed within the Group:

(i)	by virtue of termination of employment by the Company or a Group Company due to Business Conditions (including, but not limited to, Redundancy) as determined by the Executive Board in its absolute discretion; or

(ii)	solely by reason of the company by which he is for the time being employed then ceasing to be a Group Company or by reason of the transfer of the undertaking or part of the undertaking in which the Participant is employed to a transferee which is not a Group Company,

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then all or any of his Awards shall Vest one day after the date of such Cessation of Employment such that payment as a result of such Vesting is set at the Early Vesting Payout. In case of Rule 11.9(ii) above, Cessation of Employment is considered to have taken place on the date of the company ceasing to be a Group Company, or the date of the transfer of undertaking, as determined by the Executive Board in its absolute discretion.

11.10	All Awards that Vest based on Rules 11.7, 11.8 or 11.9 shall be converted on the Vesting Date into a right to receive a cash amount equal to the closing price per BDR on the Stock Exchange on the Vesting Date, as reported by Bloomberg or any such other appropriate source, multiplied by the number of Vested Plan Shares. Any such payment shall be effected as soon as practicable following the Vesting Date.

11.11	If a Participant ceases to be employed within the Group for any reason other than those listed in Rules 11.7 to 11.9 and in circumstances not involving gross misconduct or detrimental activity, all unvested Awards shall lapse on the date of Cessation of Employment.

11.12	If a Participant is given notice terminating his employment in circumstances involving gross misconduct or detrimental activity, all vested and unvested Awards shall lapse on the date that such notice of termination of employment is given.

11.13	The Executive Board shall have the power to allow Awards held by a Participant to Vest at a date prior to the Vesting Date.

11.14	A leo Agreement may contain such other provisions as deemed desirable by the Executive Board which do not conflict with the terms of the Plan, including without limitation: (i) restrictions on the disposition of any Plan Shares acquired upon Release; (ii) submission by the Participant of such forms and documents as the Executive Board may reasonably require; and/or (iii) procedures to facilitate the payment of withholding taxes in accordance with Rule 17.

RULE 12: RELEASE OF PLAN SHARES

Subject to Rules 17.2 to 17.5, Release of Plan Shares to the extent that this relates to a Vested Award shall be effected by the Grantor transferring the relevant Plan Shares, or procuring that the relevant Plan Shares shall be transferred (or issued as the case may be) to the Participant or other person, persons or estate mentioned in Rule 11.7 as soon as practicable following the Vesting Date.

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RULE 13: PHANTOM OPTIONS

Subject to Rule 5, the Executive Board shall have the discretionary authority to grant Participants a phantom Option, which shall entitle the recipient to receive a payment in cash that is calculated by reference to the amount by which the Fair Market Value of a specified number of Plan Shares appreciates from the Date of Grant of such right to the exercise date. All rights and obligations of holders of Options shall apply equally to holders of phantom Options, except for provisions in the Plan expressly relating to actual Plan Share ownership.

RULE 14: TAKEOVERS, RECONSTRUCTION, AMALGAMATION AND LIQUIDATION

14.1	Subject to the Company’s rules of association, required Company shareholder action and any applicable laws, in the event of the Company’s dissolution, liquidation, sale of all or substantially all of its assets, merger, split, consolidation or similar transaction, change in control or share-for-share exchange or similar event as determined by the Supervisory Board, the Executive Board shall, subject to the approval of the Supervisory Board, have the power to:

(i)	effective immediately prior to the occurrence of such event, cancel each outstanding Option (whether or not then exercisable); and/or

(ii)	in full consideration of the cancellation referred to in subsection (i), pay to the Participant, for each Plan Share subject to such Option, an amount in cash equal to the excess of the value of the property (including cash) received by the holder of a Plan Share as a result of such event over the Purchase Price; and/or

(iii)	provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) with an option with respect to some or all of the property for which Plan Shares are exchanged in such transaction and, as a result, make any necessary equitable adjustment in the strike price of the new option, or the number of Plan Shares or amount of property subject to the option or, as appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option.

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14.2	If any company becomes an Acquiring Company or any person becomes an Acquiring Person then all subsisting Awards shall Vest such that payment as a result of such Vesting is set at the Target Payout. The Plan Shares shall be Released (in the case of Performance Shares) or the cash payment shall be made (in the case of Performance Share Units) within the Appropriate Period as soon as the Supervisory Board has determined that the change of Control has occurred in line with the provisions of this Rule 14.2 and is satisfied that the applicable requirements of Rules 17.2 to 17.5 have been satisfied. In such case, the Executive Board, subject to the approval of the Supervisory Board, also reserves the right to pay an amount in cash equal to the then prevailing value of the Plan Shares subject to the Award.

14.3	All adjustments and/or payments described in this Rule 14 shall be made by the Executive Board acting in good faith and shall be checked and approved by an independent advisor. Such approval shall be conclusive and binding on all persons.

14.4	Except as expressly provided in this Rule 14, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Company. Any grant of new or replacement of Options and/or Awards shall not affect any Options and/or Awards previously granted under the Plan.

14.5	An Award or Grant effected pursuant to the Plan shall not affect in any way the right or power of the Company to effect any capital or corporate reorganisation.

RULE 15: LOSS OF OFFICE OR EMPLOYMENT

15.1	The Plan does not form part of the Participant’s employment agreement with the Company or any Group Company, and shall not be construed to give any Participant the right to remain in the employ of the Company or any Group Company.

15.2	A Grant effected or an Award made under this Plan cannot be considered a guarantee to the Participant that the employment of the Participant with the Company or with any other Group Company will continue.

15.3	Any benefits derived by the Participant under this Plan shall not be taken into account for the purposes of determining the Participant’s contribution or entitlement to benefits under any pension arrangement or for the purposes of determining any other claim for compensation the Participant may have against the Company or against any other Group Company.

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15.4	Where the employment of the Participant terminates for whatever reason, the Participant shall not be entitled to any compensation or damages including damages following unfair dismissal, any other form of breach of contract or any claim for compensation for the loss of employment insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under, or ceasing to be entitled to receive Performance Shares, to receive cash or to exercise any Option or any phantom Option under this Plan as a result of such termination. The Plan shall not at any time affect the rights of the Company or a Group Company to terminate such Participant’s status as an Employee, whether with or without cause.

15.5	The Grant of an Option and the Award of Performance Shares or Performance Share Units shall not entitle or preclude the Participant from participating in another Grant or another Award under the Plan or participation in any other plan operated by the Company or Group.

RULE 16: PLAN SHARES

16.1	All transfers and all allotments of Plan Shares shall be subject to any necessary regulatory consents for the time being in force and it shall be the responsibility of the Company to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

16.2	Plan Shares transferred pursuant to the Plan will be transferred without the benefit of any rights (including shareholder rights) attaching thereto by reference to a record date preceding the date of exercise in the case of Options and preceding the date of Vesting in the case of Awards. Save as regards rights attaching to Plan Shares by reference to a record date prior to the date on which the Plan Shares are allotted and issued, Plan Shares issued upon the exercise of Options and Plan Shares Released shall be identical and rank pari passu in all respects with the shares in the same class then in issue.

RULE 17: TAX AND SOCIAL SECURITY

17.1	All applicable personal tax and employee social security levies in respect of the implementation of the Plan shall be borne by the Participant.

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17.2	It shall be a condition of the obligation of the Grantor, to issue or to procure the transfer of Plan Shares to a Participant and the Participant (or in the event of his death, such person, persons or estate mentioned in Rules 9.8 and 11.9) shall permit the Company or any Group Company to account for an amount equal to any wage or income tax, employee’s social security contributions liability and any other liabilities for which the Company or a Group Company (as the case may be) has an obligation to withhold and account.

17.3	In order to meet its obligations, the Participant will permit the Grantor to sell, on behalf of the Participant, sufficient Plan Shares to meet the Participant’s liabilities under Rule 17.1 above. The Company or any Group Company as the case may be may retain from the sale proceeds an amount equal to such liability and any balance will be paid to the Participant.

17.4	Whenever Plan Shares are to be Released or issued under the Plan, the Company or any Group Company may require the Participant to remit to the Company or a Group Company an amount sufficient to satisfy all withholding tax requirements prior to the Release or transfer of the Plan Shares, including, but not limited to, the withholding of wage tax, income tax and social security contributions.

17.5	The Plan is governed by the applicable tax and social security legislation and regulations prevailing at the date of the adoption of the Plan by the Supervisory Board of the Company. If any tax and/or social security legislation or regulations are amended in the future and any tax or employee social security levies become payable, the costs and risks related thereto shall be borne by the Participant.

17.6	For the avoidance of doubt, the provisions of Rules 17.2 to 17.4 shall apply to a Participant’s liabilities that may arise on the (i) Grant, Vesting and exercise of an Option and (ii) the Vesting and/or Release of his Award in more than one jurisdiction.

17.7	Except as described in this Rule 17, any tax, employee’s social security contributions or similar liabilities arising out of the disposal of Plan Shares shall be the responsibility of the Participant alone. Any payment made under the Plan shall not be pensionable and shall not be brought into account for the purposes of calculating or imputing any salary related benefits of the Participant.

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RULE 18: REPORTING

It shall be a condition of the obligation of the Grantor to issue or to procure the transfer of Plan Shares to Participants that such issue or transfer shall not take place until such time as the Grantor is satisfied that the Company or Group Company which employs the Participant is aware of, and will carry out, its reporting obligations in respect of the transfer or issue of Plan Shares where necessary.

RULE 19: PLAN AMENDMENTS AND TERMINATION

19.1	Subject to Rule 19.3, the Executive Board may from time to time at its absolute discretion amend any of the Rules of the Plan.

19.2	The Executive Board shall have the power from time to time to make or vary regulations for the administration of this Plan and to amend the terms or impose further conditions on the Vesting or exercise of Options and/or the Vesting or Release of Awards to take account of taxation, securities law or exchange control laws provided always that such regulations, terms and conditions do not conflict with the provisions of this Plan.

19.3	No amendment, waiver or replacement to or of this Plan, any Rule or regulations for the administration of this Plan shall be made to the extent to which it would have a detrimental effect on any of the subsisting rights of Participants except with such consent on their part.

RULE 20: TERMINATION

Notwithstanding the provisions contained in Rules 9.1 and 11.1 of this Plan, the Executive Board may at any time resolve that no further Options be granted and/or Awards be made to Employees under this Plan, and in such event no further Options will be granted and/or Awards will be made but in all other respects the provisions of this Plan shall remain in full force and effect.

RULE 21: ADMINISTRATION

21.1	Written notice of any amendment made in accordance with Rule 19 shall be given to those Participants affected by such amendment.

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21.2	Any notice or other document required to be given hereunder to any Participant shall be delivered to him at his home address or such other address as may appear to the Executive Board to be appropriate or in any other format agreed in advance between the Participant and the person giving the notice on behalf of the Executive Board. Any notice or other document required to be given to the Company, a Group Company, the Executive Board or the Grantor shall be delivered in a format agreed in advance between the Participant and the person receiving the notice. Notices sent by post, unless received earlier, shall be deemed to have been given on the fifth day following the date of posting.

21.3	The Grantor may, at its absolute discretion, issue written guidance setting out the procedures whereby the Plan shall be operated. If such written guidance is issued to any Group Company, that Group Company shall be obliged to act in accordance with that written guidance except that in the event of a conflict between any such written guidance and the Rules, the Rules will take precedence.

21.4	Participants shall be subject to and bound by the terms and conditions of the regulations concerning inside information, the “Reglement inzake Voorwetenschap”. Such rules may restrict the rights of the Participants under this Plan. Participants are expected to be familiar with the regulations concerning inside information and any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies, and the Company shall incur no liability should the Participant act in breach of these rules.

RULE 22: DISPUTES

The decision of the Executive Board in any dispute or question relating to any Grant or Award shall be final and conclusive subject to the terms of this Plan.

RULE 23: CONFLICTS WITH AGREEMENTS

The provisions of a leo Agreement shall govern and prevail in the event of any conflict with the Rules of the Plan. Any conflicting or inconsistent term of a leo Agreement shall be interpreted and implemented by the Executive Board in a manner consistent with the Plan.

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RULE 24: GOVERNING LAW

24.1	These Rules shall be governed by and shall be construed in accordance with the law of The Netherlands.

24.2	The Company, Group Companies and the Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of the Plan, to the exclusive jurisdiction of the courts of Amsterdam.

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